UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): August 19, 2013

JAMESON STANFORD RESOURCES CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Nevada	000-54405	27-0585702
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

10785 West Twain Ave., Suite 200, Las Vegas, NV 89135

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(702) 933-0808

(ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 3.02	Unregistered Sales of Equity Securities.

On August 19, 2013, Jameson Stanford Resources Corporation (the “Company”) issued a convertible redeemable secured promissory note (the “Note”), in the aggregate principal amount of $500,000, to Joseph Marchal, an unrelated party. The proceeds of this loan will be used primarily to continue the Company’s ongoing mineral exploration activities and for general working capital purposes.

The material terms of the Note include the following:

●	Principal amount: $500,000.

●	Interest rate: 12% per annum.

●	Due date: September 14, 2015. The Company is to pay the principal amount and all accrued and unpaid interest on or before the due date.

●	Redemption right: Any time the trading price of the Company’s common stock has been at or above $2.00 for 20 consecutive trading days, the Company has the right to redeem all or any part of the principal and accrued interest of the Note, following written notice to the holder of the Note.

●	Optional Conversion: At the option of the holder, the Note may be converted into shares of the Company’s common stock at a conversion price equal to the lower of (a) $0.50 per share or (b) eighty percent (80%) of the per share price of any equity offering closed by the Company while the Note remains outstanding.

●	Additionally, if the Company elects to take advantage of the redemption right, the holder has the opportunity to elect to take the cash payment or to convert all or any portion of the Note into shares of the Company’s common stock.

●	The conversion price is subject to proportional adjustment in the event of stock splits, stock dividends and similar corporate events.

●	The Note shall be senior in rank to any other debt held by our officers, directors or affiliates and may not be subordinated to any other debt issued by us without the written consent of the holder.

In addition to the Note, the Company issued a common stock warrant (the “Warrant”) to purchase up to 500,000 shares of the Company’s common stock at an initial exercise price of $1.00 per share. The Warrant may be exercised any time prior to September 30, 2015. The exercise price of the warrants is subject to proportional adjustment in the event of stock splits, recapitalizations and similar corporate events and may be exercised on a cashless basis.

To secure the Company’s performance under the Note, the Company and the investor also entered into a Pledge and Security Agreement (the “Security Agreement”) pursuant to which the Company granted a security interest in the Company’s mining claims and mineral leases related to the Chopar Mining Property, Star Mountain Mining District, located in Beaver County, Utah.

The Convertible Promissory Note and Common Stock Purchase Warrant, in a private transaction exempt from registration under the Securities Act of 1933, in reliance on exemptions provided by Section 4(2) of that Act.

The foregoing summary of the terms and conditions of the Note, Warrant and Security Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of such documents attached as exhibits hereto.

Item 8.01	Other Events

On August 19, 2013, the Company announced that it had entered into a consulting agreement with Michael Christiansen who has joined the Company as Executive Vice President, Corporate Development. His responsibilities include capital markets, investor relations and corporate administration.

Mr. Christiansen previously served as Executive Vice President and Chief Financial Officer with the Company and Bolcàn Mining Corporation prior to the October 2012 merger. Prior to joining the Company, Mr. Christiansen worked at WestPark Capital from 2007 to 2012 as Managing Director in the corporate finance group. In addition, Mr. Christiansen currently serves as a director of Radient Pharmaceuticals Corporation.

Mr. Christiansen has more than fifteen years of investment banking experience, having served previously with Prudential Securities from 1997 to 2001, and with Seidler Amdec Securities and Laffer Associates from 1986 to 1992. Prior to joining WestPark Capital, Mr. Christiansen served as Executive Vice President and Chief Financial Officer of Vizional Technologies, Inc. from 2002 through 2006, and as Executive Vice President and Chief Financial Officer of Porta Com Wireless, Inc. from 1994 to 1996. Mr. Christiansen received an MBA from the University of Southern California, and a B.S. degree in corporate finance and economics from Utah State University.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	12% Convertible Redeemable Promissory Note dated August 19, 2013 between Jameson Stanford Resources Corporation and Joseph Marchal.

10.2	Pledge and Security Agreement dated August 19, 2013 between Jameson Stanford Resources Corporation and Joseph Marchal

10.3	Common Stock Purchase Warrant dated August 19, 2013 between Jameson Stanford Resources Corporation and Joseph Marchal

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMESON STANFORD RESOURCES CORPORATION

By:	/s/ Michael Stanford
Michael Stanford, Chief Executive Officer
(Principal Executive Officer)

Date:	August 29, 2013